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Exhibit 99.1

News Release

From:	Sanchez Computer Associates, Inc.	For Immediate Release
40 Valley Stream Parkway
Malvern, PA 19355 USA

Contacts:	Todd Pittman	Greg Ryan
	Chief Financial Officer	Investor Relations Officer
	Tel. 1-610-578-4100	Tel. 1-610-578-4252
	Fax 1-610-296-7371	Fax 1-610-296-7371
	todd.pittman@sanchez.com	greg.ryan@sanchez.com

Sanchez Exceeds Its Revenue Estimate and Hits Earnings Target for
First Quarter 2003; Company Reaffirms Growth Goals

        MALVERN, Pa., April 28, 2003 Sanchez Computer Associates Inc. (Nasdaq: SCAI) today announced the company exceeded its 2003 first quarter revenue estimate by generating $23.0 million and hit its earnings target by posting net earnings of $335,000, or $0.01 per diluted share for the quarter ended March 31. The company also reaffirmed its goal to grow 2003 revenues 10 to 20 percent.

        "Our existing client base continued to generate significant revenues for the company during the first quarter. This is a positive sign in a climate that remains soft for new sales of large-scale, financial technology solutions," said Frank R. Sanchez, chief executive officer of Sanchez. "Our announcement earlier today of The Charles Schwab Corporation launching its direct bank on our outsourcing platform confirms the leadership role we continue to play in enabling the innovative business plans of some of the most widely recognized brands in financial services. The launch of Charles Schwab Bank is expected to have a significant positive impact on our revenues and earnings for the remainder of 2003 and in the years to come."

        Comparing 2002's first quarter over 2003's first quarter, the company's revenues rose 19 percent from $19.3 million to $23.0 million. Revenue contributions were recognized from across the client base and included the sales of Sanchez software licenses to two new banking clients—one, a third-party sale of a Sanchez banking solution to Bank Ameryka TRIANGLE ski w Polsce SA in Poland, and the other, a sale of a Sanchez banking solution to a yet-to-be-named Hungarian mortgage institution. Additional new revenue was recognized from work generated from implementing two significant contracts signed last year with Krung Thai Bank in Thailand and Scotiabank in Canada.

        Comparing the company's key revenue lines, product revenues increased approximately 48 percent from $3.9 million in 2002's first quarter to $5.7 million in 2003's first quarter; services revenues increased approximately 15 percent from $5.7 million to $6.6 million first quarter over comparative first quarter; and software maintenance and other increased approximately 31 percent from $3.9 million to $5.1 million first quarter over comparative first quarter. Processing revenues were flat at $4.6 million first quarter over comparative first quarter.

        Earnings from operations rose from $134,000, achieved in the first quarter 2002, to $417,000, reached in the first quarter 2003. Net earnings increased from $218,000 to $335,000, first quarter over comparative first quarter, while earnings per share were flat at $0.01 for the same comparative period. During 2003's first quarter, the company recognized a net gain of $156,000 on an investment the company has in a partner company in Poland. In addition, the company incurred a foreign exchange charge of $207,000, primarily as a result of a weakening U.S. dollar against the Canadian dollar.

40 Valley Stream Parkway • Malvern, PA 19355 • 1-610-296-8877 • FAX 1-610-296-7371
E-mail: info@sanchez.com • Web: http://www.sanchez.com

        The company's business backlog continued to grow during 2003's first quarter reaching a record $97.2 million. For 2003's first quarter, the company had a balance of $29.8 million in net SAB No. 101 deferred product and services revenue, and a deferred margin balance of $9.6 million. Deferred product and services revenue is part of the company's future revenue stream and is included in the company's backlog of business. Deferred revenue, along with recurring revenue from processing, which is generated from Sanchez's outsourcing division, unrecognized license fees, and maintenance contracts, enhances the company's visibility on future revenues.

        Sanchez's cash position at 2003 first quarter end, March 31, remained strong at $30.2 million. The company's days sales outstanding (DSO) as of March 31 was 71 DSO, which was in line with the company's expectations.

New Divisions and Segment Reporting

        Beginning with 2003's first quarter, the company created four strategic business divisions to best position the company to capitalize on new market opportunities and initiated new segment reporting based on those divisions. Sanchez's new divisions are Banking Solutions, Wealth Management, Outsourcing and Global Services. Headed by senior management executives of the company, each division has individual profit and loss responsibilities with revenues and expenses distributed along divisional lines.

        Based on the new divisional unit reporting structure, the company's Banking Solutions Division reported revenues of $8.5 million, which was composed primarily of software license, enhancement, and maintenance fees derived from banking products. The Wealth Management Division reported revenues of $2.7 million, which was composed primarily of software license, enhancement, and maintenance fees derived from wealth management products. The Wealth Management Division was acquired on July 3, 2002. Accordingly, the division's results have been included in the company's consolidated statements beginning with 2002's third quarter. The Outsourcing Division reported revenues of $6.0 million, which was composed of fees generated from processing and services conducted for clients using the outsourcing platform. The Global Services Division reported revenues of $4.8 million, which was composed of fees related to banking implementations, product customization projects, training, project management and consulting.

2003 Second Quarter Estimates and Reaffirmation of Fiscal Year Forecast

        Sanchez management believes the industry continues to see a flat to moderate increase in overall spending in the worldwide financial technology industry for 2003. Management reaffirmed its estimates that the company can grow its 2003 revenues 10 to 20 percent, which is a range of $102 million to $112 million. Management also confirmed estimates it made in February that the company anticipates 2003 earnings will grow to a range of $0.18 to $0.22 per share. For 2003's second quarter, the company estimates a revenue range of $23 million to $25 million and earnings per share of approximately $0.01.

Conference Call

        Sanchez has scheduled a conference call for today at 5 p.m. Eastern Daylight Time (EDT) to discuss the company's 2003 first quarter operating results and the company's expectations of future performance. For listen-only access to the conference call, please call the toll-free conference number, 800-223-9488 by 4:50 p.m. EDT, and reference the conference ID "Sanchez." Alternatively, to listen to the call on the Web, go to the Sanchez Web site, http://www.sanchez.com, and click on the link provided on the home page. Please do this at least 15 minutes prior to the call (4:45 p.m. EDT) to register, download and install any necessary audio software. For those who cannot listen to the Web broadcast, it will be posted on the company's Web site two hours after the call is completed and will remain on the site through May 21. A telephone replay also will be available two hours after the conference call through May 12, and can be accessed by calling toll-free: 800-839-4198. In addition, a transcript will be available 48 hours later and will be posted on the company's Web site.

About Sanchez

        Sanchez Computer Associates Inc., located in Malvern, Pa., is a global leader in developing and marketing scalable and integrated software and services that provide banking, customer integration, brokerage, wealth management and outsourcing solutions to approximately 400 financial institutions in 22 countries. For more information, visit Sanchez on the Web at http://www.sanchez.com.

This news release may contain forward-looking statements about Sanchez and may include, without limitation, statements concerning Sanchez's expectations that may impact the company's performance. When used in this news release, the words "anticipate," "estimate," "expect," "intend," "plan," "project" and variations of these words and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in any such forward-looking statement due to a variety of factors including those identified in the company's Form 10-K for 2002, which was filed with the SEC on March 31, 2003, and other Sanchez filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

SANCHEZ COMPUTER ASSOCIATES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(all amounts in thousands)

	March 31, 2003	December 31, 2002
Cash and cash equivalents	$30,209	$32,717
Accounts receivable, net	12,780	12,993
Contracts in process	5,300	4,851
Deferred product and service expense	8,884	8,343
Other current assets	7,831	7,092

Total current assets	65,004	65,996
Property and equipment, net	5,231	5,528
Deferred product and service expense	11,364	11,496
Goodwill & intangibles	33,778	32,350
Other non-current assets	5,279	5,727

Total assets	$120,656	$121,097

Deferred product and service revenue	$23,230	$22,804
Other current liabilities	11,791	13,388

Total current liabilities	35,021	36,192
Deferred product and service revenue	16,745	18,150
Minority interest	209	209
Shareholders' equity	68,681	66,546

Total liabilities and shareholders' equity	$120,656	$121,097

Note: Certain amounts have been reclassified to conform to the current presentation.

SANCHEZ COMPUTER ASSOCIATES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(all amounts in thousands, except for per share amounts)

	Three Months Ended March 31,
	2003	2002
Revenues
Products	$5,698	$3,850
Services	6,558	5,691
Processing	4,639	4,555
Software maintenance fees & other	5,081	3,870
Customer reimbursements	1,029	1,360

Total revenues	23,005	19,326
Operating expenses
Product development	5,222	3,008
Product support	1,586	1,387
Services	5,179	3,259
Processing	3,677	4,056
Sales and marketing	3,222	3,732
General, administrative & other	2,673	2,390
Customer reimbursement expenses	1,029	1,360

Total operating expenses	22,588	19,192
Earnings from operations	417	134
Interest income, net	78	191
Gain on investment	156	—
Foreign exchange (loss)	(207)	—

Earnings before income taxes	444	325
Income tax provision	109	107

Net earnings	$335	$218

Basic earnings per average common share	$0.01	$0.01
Diluted earnings per average common share	$0.01	$0.01
Weighted-average common shares outstanding	26,751	25,997
Weighted-average common and dilutive shares outstanding	27,165	26,178

Note: Certain amounts have been reclassified to conform to the current presentation.

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  Exhibit 99.1